UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 19, 2018

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2018, Twitter, Inc. (“Twitter”) announced that Marjorie Scardino has decided to step down as a member of its board of directors (the “Board”), effective December 31, 2018. Twitter and the Board are grateful to Ms. Scardino for her service and look forward to her contributions through the end of the year.

On July 19, 2018, the Board appointed each of Ngozi Okonjo-Iweala and Robert Zoellick to serve as a member of the Board, effective July 19, 2018. Dr. Okonjo-Iweala will serve as Class I director whose term expires at the annual meeting of stockholders to be held in 2020. Mr. Zoellick will serve as Class III director whose term expires at the annual meeting of stockholders to be held in 2019.

Twitter announced the appointments in a press release, which is attached as Exhibit 99.1.

Dr. Okonjo-Iweala, age 64, has served as a Senior Advisor to Lazard, Ltd., a global financial advisory and asset management firm, since September 2015.  Prior to joining Lazard, Dr. Okonjo-Iweala served as the Minister of Finance of Nigeria from July 2003 until June 2006 and as the Minister of Finance and Coordinating Minister for the Economy of Nigeria from August 2011 until May 2015.  From 1982 until 2003 and then from December 2007 until August 2011, she held several positions at the World Bank, most recently as Managing Director from December 2007 until August 2011.  Dr. Okonjo-Iweala has been a member of the board of directors of Standard Chartered plc, a multinational banking and financial services company, since November 2017. Dr. Okonjo-Iweala holds a Ph.D. from the Massachusetts Institute of Technology and an A.B. from Harvard University.

Mr. Zoellick, age 64, has served as the Chairman of the board of directors of AllianceBernstein Holding L.P., a global investment management firm, since April 2017. Mr. Zoellick has also served as a board member of Temasek Holdings (Private) Ltd., a Singaporean corporation principally engaged in the business of investment holding, since August 2013. He has served as a Senior Counselor to the Brunswick Group, a global public affairs and communications firms, since May 2017. Since July 2012, has also been a Senior Fellow at the Belfer Center for Science and International Affairs at Harvard University’s Kennedy School of Government.  From October 2013 until September 2016, he served as Chairman of the Board of International Advisors at the Goldman Sachs Group. From July 2007 until June 2012, Mr. Zoellick served as President of the World Bank Group. From 2006 to 2007, Mr. Zoellick served as vice chairman, international and a managing director of Goldman Sachs. Mr. Zoellick served as the Deputy Secretary for the U.S. Department of State from 2005 until 2006 and as the U.S. Trade Representative from 2001 to 2005.  From 1985 to 1993, Mr. Zoellick held various posts in the U.S. government, including Counselor to the U.S. Secretary of the Treasury, Under Secretary of State, and Deputy Chief of Staff at the White House.  Mr. Zoellick was previously a member of the board of directors at Laureate Education, Inc., a network of for-profit higher education institutions, from December 2013 until December 2017. Mr. Zoellick holds a J.D. from the Harvard Law School, an M.P.P. from Harvard’s Kennedy School of Government, and a B.A. from Swarthmore College.

In accordance with Twitter’s Outside Director Compensation Policy, which was described in Twitter’s proxy statement for its 2018 annual meeting of stockholders, each of Dr. Okonjo-Iweala and Mr. Zoellick is entitled to cash and equity compensation for service on the Board and its committees. Each of Dr. Okonjo-Iweala and Mr. Zoellick will also enter into Twitter’s standard form of indemnification agreement, which has been previously filed with the SEC.

There are no arrangements or understandings between either Dr. Okonjo-Iweala or Mr. Zoellick and any other persons pursuant to which he or she was selected as a member of the Board. There are also no family relationships between either Dr. Okonjo-Iweala or Mr. Zoellick and any director or executive officer of Twitter and neither Dr. Okonjo-Iweala nor Mr. Zoellick has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Twitter, Inc., dated July 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde Chief Legal Officer & Secretary

Date:  July 19, 2018